1221 Avenue of the Americas
New York NY 10020-1090
Telephone: (212) 596-2000

                                 March 28, 1997

Warever Corp.
112 West Business Park Drive
Draper, UT 84020


         Ladies and Gentlemen:

         Thisletter and the attached Standard Distribution Provisions, when signed by you and by us, will constitute our agreement with you. (All words defined in the Standard Distribution Provisions have the same meanings in this letter.)

         1. Rights. You authorize us to copy and duplicate the Programs in your CD-ROM catalogue in CD-ROM Devices, to copy and duplicate related Packaging Materials, and to distribute those Devices and Materials by Direct Response Distribution, as provided in this letter and the Standard Distribution Provisions.

         2. Term. The Term of this agreement will be the period beginning on the date of this agreement and ending March 31, 2000.

         3. Programs. This agreement will apply to all Programs that you make available for distribution in the form of CD-ROM Devices in the Territory at any time during the Term of this agreement.

         4. Royalties. We will pay you royalties on our Net Paid Sales of CD-ROM Devices in accordance with the Standard Distribution Provisions.

                                       Very truly yours,
                                       THE COLUMBIA HOUSE COMPANY

                                       By:  /s/ AJG
                                           -------------------------------------

AGREED:

WAREVER CORP.


By: /s/ Craig R. Hendricks, President
   -----------------------------------

                        STANDARD DISTRIBUTION PROVISIONS

attached to the letter agreement dated March 28, 1997 (CH 97-31.1(1)) between Warever Corp. ("you") and The Columbia House Company ("we"). The "agreement", below, means the attached letter agreement and these Standard Distribution Provisions.


1.       Definitions

         (Each definition prescribed in this agreement will apply to all uses of the term defined, whether or not the term is capitalized in the use concerned.)

         (a) "Actual Selling Price". The price we charge our customer for the CD-ROM Device concerned, excluding: (1) shipping and handling charges, (2) sales, excise, and value-added taxes and any other turnover taxes, (3) customs duties and other importation expenses, and (4) partial credits against our selling prices allowed to customers for any reason. (Units for which full credit is allowed are excluded from "Net Paid Sales" under subparagraph 1(b).)

         (b) "Net Paid Sales". Those CD-ROM Devices for which we derive actual revenues, including those distributed to members for enrolling free of charge or for a nominal price ("Introductory Units"). Net Paid Sales do not include actual returns, units whose full selling prices are credited to customers for any reason, or units for which we are not paid the amounts due us. (If we are paid part of the amount due us for a unit, the unpaid balance will be treated as a credit against the selling price under clause (4) of subparagraph 1(a).)

         (c)      "Program".   An  information or entertainment program and  any
related  materials,   including   computer  software   programs,   that  can  be
communicated by the use of CD-ROM Devices.

         (d)      "CD-ROM  Device".  An optical disc storage  device  containing a Program and using the technology commonly known as compact disc read-only-memory ("CD-ROM") or any subset, format, enhancement or other version of it, whether now known or developed in the future (including but not limited to CD-ROM-XA, CD-I, 3D-O, and CDTV).

         (e) "Packaging Materials" Packaging, instruction manuals and other informational materials, and other packaging elements distributed with CD-ROM Devices.

         (f)      "Direct  Response   Distribution"   Distribution  directly  to
consumers (not through wholesalers or intermediate distributors), and not by sale in retail stores.

         (g) "Territory". The United States, Canada and Mexico and their territories, possessions and military bases.


2. Grant of Rights. You grant and assign to us irrevocably the non-exclusive rights, under copyright and otherwise, to copy and duplicate in CD-ROM Devices the Programs which you make available for distribution in CD-ROM format, to copy and duplicate all Packaging Materials used by you in connection with those Programs, to advertise those Devices and to market, distribute, and sell those Devices and Materials by Direct Response Distribution, during the Term and in the Territory, and to authorize our subsidiaries and affiliates in the Territory to do so.

3.       Royalties.

         (a) Basic royalty rates. Your royalty on each unit of Net Paid Sales will be the higher of the following amounts:

                  (1) The applicable percentage of our Actual Selling Price specified in the "PERCENTAGE ROYALTY RATE" column below; or

                  (2) The applicable amount specified in the "MINIMUM ROYALTY" column:

                 YOUR SUGGESTED              PERCENTAGE           MINIMUM
                 RETAIL LIST PRICE           ROYALTY RATE         ROYALTY
                   ("SRLP")
                  $70 and above                 17.5%               $4.50
                  $25     - $69.99              15%                 $3.00
                  ----------------              ---
                  $15     - $24.99              12.5%               $1.25
                  ----------------              -----
                  Under $15                     10%                 $0.50
                                                                    -----

If you do not publish a SRLP for the CD-ROM Device concerned, our regular list price will be substituted for it in the calculation under this subparagraph (a). Your royalties may be increased under subparagraph 3(b).

         (b) Excess Introductory Units If more than fifty percent (50%) of our Net Paid Sales of CD-ROM Devices in any SRLP category listed above are Introductory Units, the royalty payable on those excess Introductory Units (the excess over 50%) will be calculated by applying the applicable percentage royalty rate for that SRLP category to the average of our Actual Selling Prices for all CD-ROM Devices in that category, excluding Introductory Units, distributed under this agreement.

         (c)      Cumulative  Calculation.   The  calculation   called   for  in
subparagraph 3(b) will be made on a cumulative basis after the rendition of the last royalty accounting statement due under this agreement.

         (d)      Foreign Sales.

                  (1) Canada. In respect of Net Paid Sales in Canada, the list price and selling price amounts used in making the calculations under this paragraph 3 will be the same amounts in Canadian currency, without exchange rate adjustments. (For example, a unit sold in Canada will be treated as having a SRLP of $70.00 if your SRLP for it in Canada is $70.00 (Canadian)). The royalties on Net Paid Sales in Canada will be calculated in Canadian currency and paid in the equivalents in United States currency. (For example, if the SRLP of the unit concerned is $70.00 (Canadian), the Minimum Royalty applicable to it will be the U.S. currency equivalent of $4.50 (Canadian)).

                  (2) Mexico. In respect of Net Paid Sales in Mexico, the list price and selling price amounts used in making the calculations under this paragraph 3 will be the equivalents in Mexican currency. The royalties on Net Paid Sales in Mexico will be calculated in Mexican currency and paid in the equivalents in United States currency.

                  (3)      Each  currency  conversion   calculation  under  this
         subparagraph (d) will be based on the then current exchange rates at the close of the royalty accounting period concerned.

4.       Royalty Accounting.

         (a) We will compute and pay royalties due you, accompanied by accounting statements, within sixty (60) days after each March 31, June 30, September 30 and December 31 during the Term for the preceding three (3) months, for each such three month period during which CD-ROM Devices are distributed or sold.

         (b) You may, at your expense, examine our books and records relating to your account and the sale of CD-ROM Devices under this agreement, during our regular business hours and at the place where we regularly keep them, for the sole purpose of verifying the accuracy of the statements sent to you under subparagraph 4(a). You may make such an examination with respect to a particular statement only once, and not later than one (1) year after the date of the statement covering the cumulative calculation required under subparagraph 3(c).

         (c) Each royalty statement and other accounting rendered by us will be conclusively binding upon you and not subject to any objection by you for any reason unless you give us specific notice of your objections to it and your reasons for them before the end of the one year period prescribed in the second sentence of subparagraph 4(b). You will not have the right to sue us in connection with any accounting or for royalties on sales of CD-ROM Devices during the period covered by an accounting, unless you commence the suit within that one year period.


5. Mechanical Royalties and Other Payments. You will make all payments to third parties, including but not limited to payments to holders of rights (including copyrights) in musical compositions, master recordings, literary material, audio and audiovisual elements, computer software programs, graphics, technology, artwork, photographs, names and likenesses, required by reason of the use of the Programs in the duplication, modification or marketing of the CD-ROM Devices.


6.       Duplicating.

        (a) (1) This subparagraph 6(a) will apply in those instances in which we elect to procure duplication of CD-ROM Devices from you. Subparagraph 6(b) below will apply when we elect to duplicate them ourselves (or have them duplicated by others for our account).

                  (2) You will supply us with the CD-ROM Devices we require for distribution, ready for delivery to our customers, in the same quality, packaging and format as the units you distribute in the highest quality retail channels through which you distribute CD-ROM Devices.

                  (3) The CD-ROM Devices furnished under this subparagraph 6(a) will not contain any advertising or promotion material or any other matter that is not an integral part of the Program designated in our duplication order. You will not package those Devices with any inserts, stickers, or other materials that: (1) are not customarily packaged in your general release of the CD-ROM Devices concerned; (ii) advertise or promote any CD-ROM products or other interactive or multimedia products not available to us under this agreement;
(iii) advertise or promote any Program on or in any platform, format or technology other than CDROM Devices, or (iv) advertise or promote any Direct Response Distribution or other direct marketing.

                  (4) We shall pay you for the CD-ROM Devices you duplicate for us in accordance with prices listed on Schedule A plus the cost of shipping direct from your duplicator to our designated facility. You represent and warrant that the prices in Schedule A are your actual duplication costs, FOB your duplicator (i.e., that they do not include any creative or mastering costs, order processing or inventory control costs, or allocations of overhead or profit). You will review those duplicating costs not less frequently than semi-annually, will notify us of any reductions or increases in them, and will adjust those duplicating prices commensurately with those changes.

                  (5) With respect to the duplication and delivery of CD-ROM Devices, we will be treated no less favorably than any other distributor of CD-ROM Devices for whom you duplicate or furnish duplicated product. You shall make reasonable efforts to deliver the CD-ROM Devices within fourteen (14) days of receipt of our order. In no event will any CD-ROM Devices be delivered to us later than thirty (30) days after receipt of our order. All CD-ROM Devices will be bulk-packed for shipment to us in accordance with our specifications.

                  (6) Payment for all CD-ROM Devices ordered and shipped to us shall be made within thirty (30) days of delivery of the CD-ROM Devices or our receipt of your invoices, whichever is later. All sales to us shall be final and we shall have no right to return any unsold or returned CD-ROM Devices except defective units. Any units returned as defective will be accompanied by statements describing the defect(s). We will pay all sales taxes or equivalent taxes resulting directly from the sale and delivery of the CD-ROM Devices to us.

         (b)      (1)     If we so  elect in any  instance, we  may  procure the
duplication of CD-ROM Devices, including packaging, from other sources. If we do, this subparagraph 6(b) will apply instead of subparagraph 6(a).

                  (2)     All CD-ROM  Devices duplicated under this subparagraph
(b) will be of a quality comparable to the quality of CD-ROM Devices containing the Program concerned distributed by you.

                  (3)     You will furnish to us, promptly after our request:

                           (i) Any master, duplicating or other materials relating to the Program that we may require for the manufacture of first class quality CD-ROM Devices suitable for commercial distribution;

                           (ii) Duplicating film for the production of Packaging Materials and labels, or, if we so elect, graphic materials suitable for our use in cre~ting our own Packaging Materials and labels (including modified Packaging Materials to conform with section 6(a)(3)); and

                           (iii) Any technical assistance and information (including but not limited to copyright, trademark, patent and credit information) that we require to duplicate CD-ROM Devices and Packaging Materials.

We will reimburse you for your actual costs (excluding all origination charges) incurred in furnishing materials and assistance to us under this section 6(b)(3). After the end of the Term, we will return those materials to you or, at your request, destroy them and furnish you with an affidavit attesting to such destruction.

7. Termination and Post-Termination Sales For six (6) months after the end of the Term ("Sell-Off Period"), we may advertise, distribute and sell CD-ROM Devices duplicated or in the process of duplication by you or by us at the end of the Term. We will pay royalties and render statements regarding those sales in the same manner as during the Term. After the end of the Sell-Off Period, we will notify you of the number and types of CD-ROM Devices remaining on hand and you may, at your option exercisable by notice within thirty (30) days of our notice, purchase any such CD-ROM Devices at our actual duplicating costs plus shipping and handling charges or instruct us to destroy them. You will pay all amounts payable in connection with the sale of all such CDROM Devices purchased by you.


8.       Advertising, Promotion, Packaging and Labels; Review Samples.

         (a) We shall have the right to use and authorize others to use the names, likenesses and voices of the performers and other persons who have rendered services in connection with the Programs, and biographical information about them, for advertising and purposes of trade in connection with the CD-ROM Devices and in institutional advertising for our company in all formats, markets and media now known or hereafter devised.

         (b)      We may use  synopses  and  excerpts  from the  Program(s)  and pre-existing advertising, publicity and promotional materials for the Program(s), in advertising, promoting and publicizing the CD-ROM Devices in any medium and by any method, including but not limited to compact disc samplers and electronic catalogs, and may authorize others to do so, without additional payment. You will furnish us with such technical assistance and information as we may reasonably require to prepare such advertising, promotion and publicity materials. At our request, you shall promptly deliver to us a reasonable quantity of pre-existing advertisements, publicity pieces and promotion materials concerning all the components of the Program as are available to you, including but not limited to:

                  (1)     copies of critics' reviews or other commentaries;

                  (2)     a  synopsis  of   the  advertising  credits  used  for
         distribution;

                  (3) a list of principal performers and their roles, creators, animators, and other significant contributors to the Program (including but not limited to voice-over and character voice talent);

                  (4) a list of all underlying and pre-existing materials contained in the Program or upon which the Program is based and the name of the licensor or supplier; and

                  (5) a music cue sheet in customary form containing titles, composers, timings, copyrights owners and publishers.

We will reimburse you for your actual costs (excluding all creative costs) incurred in furnishing materials and assistance to us under this subparagraph 8(b). After the end of the Term, we will return such materials to you or, at your request, destroy them and furnish you with an affidavit attesting to such destruction.

         (c) We shall have the right to use the labels, trademarks, trade names, designs and artwork owned, controlled, or distributed by you on CD-ROM Devices and in packaging, advertising and other marketing materials for them.

         (d) You will furnish us with five (5) samples of each Program in your catalog during the

Term for review purposes.


9.       Warranties and Representations.

         You warrant and represent:

                  (a) You have the right and power to enter into and fully perform this agreement;

                  (b) No Materials (defined below), or any use of them in accordance with this agreement will violate any law, infringe upon the rights of any person or entity, or otherwise cause us to incur liability to any third party. "Materials," in this subparagraph (b), means the Programs and any related materials, including computer software programs, technology, graphics, dramatic, literary, musical, or artistic elements, ideas, or other intellectual properties contained in or furnished by you for use in connection with the Programs or the packaging, advertising, promotion or marketing of CD-ROM Devices made from them; and

                  (c) We will not be required to make any payments or incur any liability by reason of our exercise of our rights under this agreement, except the payments specifically provided for in this agreement.


10. Indemnity. You will at all times indemnify and hold us and our licensees harmless from and against any and all claims, damages, liabilities, cost and expenses, including legal expenses and reasonable counsel fees, arising out of any breach or alleged breach by you of any warranty or representation made by you in this agreement. Pending the resolution of any claim in respect of which we are entitled to be indemnified, we will not withhold monies which would otherwise be payable to you under this agreement in an amount exceeding your potential liability to us under this paragraph.


11. Withdrawal of Programs You may terminate our rights under paragraph 2 in any Program for all or part of the Territory ("Terminated Area") if the payments you are required to make to others by reason of our distribution of it exceed the royalties we are required to pay you. You will give us at least three
(3) months' prior notice of any such termination.


12. Assignment. Either party may assign its rights under this agreement in whole or in part to any subsidiary or controlling corporation, to any entity owned or controlled by it, or to any entity acquiring a substantial portion of its assets, and such rights may be assigned by any such assignee. No such assignment shall relieve such party of any of its obligations under this agreement.


13. Notices. All notices under this agreement shall be in writing and shall be given by courier or other personal delivery or by registered or certified mail at the appropriate address indicated above or at a substitute address designated by notice by the party concerned. Each notice to us shall be addressed for the attention of our Senior Vice President, Business and Government Affairs, and a copy of each notice sent to us shall be sent simultaneously to our Senior Vice President and General Counsel. Notices shall be deemed given when delivered to the courier, personally delivered, or mailed, except that a notice of change of address shall be effective only from the date of its receipt.

14.      Miscellaneous

         (a) Force Majeure. If we are materially hampered in the duplication, advertising, distribution or sale of CD-ROM Devices because of act of God, accident, fire, labor dispute, riot or civil disorder, act of public enemy, enactment or act of any government or governmental instrumentality
(whether federal, state, local or foreign), failure of technical facilities, failure or delay of transportation facilities, or other cause of a similar or different nature not reasonably within our control, then we will have the right, without limiting our other rights, to suspend the running of the Term by notice to you, for the duration of such contingency. All dates and periods of time prescribed in this agreement and occurring during or affected by any such suspension may be postponed or extended, at our discretion, for a period of time equivalent to the duration of the suspension.

         (b) Entire agreement; Captions. This agreement contains the entire understanding of the parties relating to its subject matter and cannot be changed orally. Paragraph captions are included for convenience only and will not limit the interpretation of any provision.

         (c) Waiver; Remedies. A waiver of any term or condition of this agreement in any instance shall not be deemed to waive it for the future. All remedies, rights, undertakings, obligations, and agreements contained in this agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either party.

         (d) Applicable Law. THIS AGREEMENT HAS BEEN ENTERED INTO IN THE STATE OF NEW YORK, AND ITS VALIDITY, INTERPRETATION AND LEGAL EFFECT WILL BE GOVERNED BY THE LAWS OF THAT STATE APPLICABLE TO CONTRACTS ENTERED INTO AND ENTIRELY PERFORMED THERE. THE NEW YORK COURTS (STATE AND FEDERAL), ONLY, WILL HAVE JURISDICTION OF ANY CONTROVERSIES REGARDING THIS AGREEMENT; ANY ACTION OR OTHER PROCEEDING WHICH INVOLVES SUCH A CONTROVERSY WILL BE BROUGHT IN THOSE COURTS, IN NEW YORK COUNTY, AND NOT ELSEWHERE. ANY PROCESS IN ANY SUCH ACTION OR PROCEEDING MAY, AMONG OTHER METHODS, BE SERVED BY DELIVERING IT OR MAILING IT, BY REGISTERED OR CERTIFIED MAIL, DIRECTED TO THE APPLICABLE ADDRESS ABOVE OR SUCH OTHER ADDRESS AS THE PARTY CONCERNED MAY DESIGNATE PURSUANT TO PARAGRAPH
13. ANY SUCH DELIVERY OR MAIL SERVICE WILL HAVE THE SAME EFFECT AS PERSONAL SERVICE WITHIN THE STATE OF NEW YORK.

         (e)      Severability  The  invalidity  or  unenforceability   of   any
provision   of  this   agreement   shall  in  no  way  affect  the  validity  or
enforceability of any other provision of this agreement.

         (f) Breach. Neither party shall be entitled to recover damages or to terminate the Term by reason of any breach of this agreement by the other party, unless the latter party has failed to remedy the breach concerned within twenty-one (21) days after notice.

                                       THE COLUMBIA HOUSE COMPANY

                                       By:   /s/ AJG
                                           ---------------------------------

                                       WAREVER CORP.

                                       By: /s/ Craig R. Hendricks
                                           ---------------------------------

Our taxpayer identification number is 87-0498368. Under the penalties of perjury, I certify that this information is true, correct, and complete.

                                           /s/ Craig R. Hendricks, President
                                           ---------------------------------
                                           For: /WAREVER CORP.


                                   SCHEDULE A

                          (Reference: Section 6(a)(4))

                                   SCHEDULE A



Product            Description                                        Price
-------            -----------                                        -----
Action Plus LE     Powerful, yet easy-to-use productivity too         $49.95
                   including contact manager, scheduler, and word processor. Designed to increase your sales and help you service your customers better.

                     Pricing:  Units per Order                   Cost of Goods
                               ---------------                   --------------
                               50 - 100                               $5.88
                               101-250                                $5.49
                               251-500                                $5.19
                               501-1,000                              $4.89
                               1,001+                                 $4.49

Action Spreadsheet Excel-compatible, Windows spreadsheet

                     Pricing:  Units per Order                   Costs of Goods
                               ---------------                   --------------
                               50 - 100                               $2.47
                               101-250                                $2.19
                               251 - 500                              $1.98
                               501-1,000                              $1.89
                               1,001+                                 $1.77


Action Planner     Helps you manage your time better. Includes        $29.95
                   Personal   scheduler   and  day  planner.
                   Prints to popular Day planners.

                     Pricing:  Units per Order                   Cost of Goods
                               ---------------                   --------------
                               50 - 100                               $2.94
                               101-250                                $2.71
                               251-500                                $2.45
                               501 - 1,000                            $2.29
                               1,001+                                 $2.05